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                                                                     EXHIBIT 11

COMPUTATION OF NET INCOME PER SHARE
Quaker State Corporation and Subsidiaries

                                                            QUARTER ENDED       NINE MONTHS ENDED
                                                          9/30/94   9/30/93     9/30/94   9/30/93
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(in thousands except per share data, unaudited)
1. Net income                                              $ 5,398  $ 3,976      $16,050  $11,760
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2. Average number of shares of capital stock outstanding    27,295   27,245       27,347   27,189

3. Shares issuable upon exercise of dilutive stock
   options outstanding during the period, based on
   average market prices                                        95       40           91       26

4. Shares issuable upon exercise of dilutive stock
   options outstanding during the period, based on
   higher of average or period-end market prices               113       67           97       37

5. Average number of capital and capital equivalent
   shares outstanding (2 + 3)                               27,390   27,285       27,438   27,215

6. Average number of capital shares outstanding,
   assuming full dilution (2 + 4)                           27,408   27,312       27,444   27,226

7. Net income per capital and capital equivalent share
   (1 divided by 5)                                           $.19     $.14         $.58     $.43
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8. Net income per capital share assuming full dilution
   (1 divided by 6)                                           $.19     $.14         $.58     $.43
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

  The accompanying notes are an integral part of the financial statements.